                          EXHIBIT 4.1.5
                             GUARANTY

     THIS GUARANTY is made as of November 29, 1995, by Inland Resources Inc., a Washington corporation ("Guarantor") in favor of TCW, Agent, Collateral Agent and Royalty Assignee (as "TCW", "Agent", "Collateral Agent" and "Royalty Assignee" are defined below).

                                 RECITALS:

     1.  Inland Production Company, a Texas corporation
("Borrower") has executed in favor of TCW those certain promissory notes of even date herewith, payable to the order of TCW in the aggregate principal amount of $25,000,000 (such promissory notes, as from time to time amended, and all promissory notes given in substitution, renewal or extension therefor or thereof, in whole or in part, being herein collectively called the "Note").

     2. The Note was executed pursuant to a Credit Agreement of even date herewith (herein, as from time to time amended, supplemented or restated, called the "Credit Agreement"), by and among Borrower, Guarantor, Agent, Collateral Agent and TCW, pursuant to which TCW has agreed to advance funds to Borrower under the Note.

     3. It is a condition precedent to TCW's obligation to advance funds pursuant to the Credit Agreement that Guarantor shall execute and deliver to TCW a satisfactory guaranty of Borrower's obligations under the Note, the Credit Agreement and the other Transaction Documents (as defined in the Credit Agreement).

     4. Guarantor owns directly, or indirectly through one or more subsidiaries, 100 percent of the outstanding shares of common stock of Borrower.

     5. Borrower, Guarantor, and the other direct and indirect subsidiaries of Guarantor are mutually dependent on each other in the conduct of their respective businesses under a holding company structure, with the credit needed from time to time by each often being provided by another or by means of financing obtained by one such affiliate with the support of the others for their mutual benefit and the ability of each to obtain such financing being dependent on the successful operations of the others.

     6. The board of directors of Guarantor has determined that Guarantor's execution, delivery and performance of this Guaranty may reasonably be expected to benefit Guarantor, directly or indirectly, and are in the best interests of Guarantor.

     NOW, THEREFORE, in consideration of the premises, of the benefits which will inure to Guarantor from TCW's advances of funds to Borrower under the Credit Agreement, and of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, and in order to induce TCW to advance funds under the Credit Agreement, Guarantor hereby agrees for the benefit of TCW, Collateral Agent and Royalty Assignee as follows:

                                 AGREEMENTS

     Section 1. Definitions. Reference is hereby made to the Credit Agreement for all purposes. All terms used in this Guaranty which are defined in the Credit Agreement and not otherwise defined herein shall have the same meanings when used herein. All references herein to any Obligation Document, Transaction Document, or other document or instrument refer to the same as from time to time amended, supplemented or restated. As used herein the following terms shall have the following meanings:

     "Agent" means Trust Company of the West, a California trust company, in its capacity as "Agent" under the Credit Agreement, together with its successors and assigns in such capacity.

     "Beneficiaries" means TCW, Agent, Collateral Agent and
Royalty Assignee collectively (each a "Beneficiary" individually).

     "Collateral Agent" means TCW Asset Management Company, in its capacity as "Collateral Agent" under the Credit Agreement, together with its successors and assigns in such capacity.

     "Obligations" means collectively all of the indebtedness, obligations, and undertakings which are guaranteed by Guarantor and described in subsections (a) and (b) of Section 2.

     "Obligation Documents" means this Guaranty, the Note, the Credit Agreement, the Transaction Documents, all other documents and instruments under, by reason of which, or pursuant to which any or all of the Obligations are evidenced, governed, secured, or otherwise dealt with, and all other documents, instruments, agreements, certificates, legal opinions and other writings heretofore or hereafter delivered in connection herewith or therewith.

     "Obligors" means Borrower, Guarantor and any other endorsers, guarantors or obligors, primary or secondary, of any or all of the Obligations.

     "Royalty Assignee" means TCW DR IV Royalty Partnership L.P.

     "Security" means any rights, properties, or interests of any Beneficiary, under the Obligation Documents or otherwise, which provide recourse or other benefits to such Beneficiary in connection with the Obligations or the non-payment or non-performance thereof, including collateral (whether real or personal, tangible or intangible) in which any Beneficiary has rights under or pursuant to any Obligation Documents, guaranties of the payment or performance of any Obligation, bonds, surety agreements, keep-well agreements, letters of credit, rights of subrogation, rights of offset, and rights pursuant to which other claims are subordinated to the Obligations.

     "TCW" means, collectively, (a) Trustco, as Trustee of the TCW Debt and Royalty Fund IVA established pursuant to a Declaration of Trust executed December 31, 1992; (b) Tamco, as Investment Manager pursuant to the Investment Management and Custody Agreement dated as of June 1, 1993 among The Trustees of Columbia University in the City of New York, Tamco and Trustco;
(c) Tamco, as Investment Manager under the Investment Management Agreement dated as of March 1, 1993 between The Board of Trustees of The Leland Stanford Junior University and Tamco; (d) TCW DEBT and ROYALTY FUND IVB, A CALIFORNIA LIMITED PARTNERSHIP; (e) Tamco, as Investment Manager under the Investment Management Agreement dated as of June 8, 1993 between the Searle Trusts Limited Partnership X, a Delaware limited partnership, Harris Trust and Savings Bank, as Custodian for the Searle Partnership X, and Tamco; (f) Tamco, as Investment Manager under the Investment Management Agreement dated as of June 8, 1993, between the John G. Searle Charitable Trusts Partnership, a Delaware limited partnership, Harris Trust and Savings Bank, as Custodian for the Searle Charitable Partnership, and Tamco; (g) TCW DEBT AND ROYALTY FUND IVC, A CALIFORNIA LIMITED PARTNERSHIP; (h) Tamco, as Investment Manager under the Investment Management Agreement dated as of December 31, 1993 between Delta Air Lines, Inc. and Tamco; and (i) Tamco, as Investment Manager under the Investment Management and Custody Agreement dated as of April 26, 1994 among The City and County Employees' Retirement System of San Francisco, Tamco and Trustco.

     Section 2.  Guaranty.

     (a) Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to each Beneficiary the prompt, complete, and full payment when due, and no matter how the same shall become due, of:

          (i) All sums payable to such Beneficiary under any Obligation Document, whether for principal, interest, fees or otherwise; and

          (ii) Any and all other indebtedness or liabilities which Borrower may at any time owe to such Beneficiary, whether incurred heretofore or hereafter or concurrently herewith, voluntarily or involuntarily, whether owed alone or with others, whether fixed, contingent, absolute, inchoate, liquidated or unliquidated, whether such indebtedness or liability arises by notes, discounts, overdrafts, open account indebtedness or in any other manner whatsoever, and including interest, attorneys' fees and collection costs as may be provided by law or in any instrument evidencing any such indebtedness or liability.

Without limiting the generality of the foregoing, Guarantor's liability hereunder shall extend to and include all post-petition interest, expenses, and other duties and liabilities of Borrower described above in this subsection (a), or below in the following subsection (b), which would be owed by Borrower but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding involving Borrower.

     (b) Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to each Beneficiary the prompt, complete and full performance, when due, and no matter how the same shall become due, of all obligations and undertakings of Borrower to such Beneficiary under, by reason of, or pursuant to any of the Obligation Documents.

     (c) If Borrower shall for any reason fail to pay any Obligation, as and when such Obligation shall become due and payable, whether at its stated maturity, as a result of the exercise of any power to accelerate, or otherwise, Guarantor will, forthwith upon demand by a Beneficiary, pay such Obligation in full to such Beneficiary. If Borrower shall for any reason fail to perform promptly any Obligation, Guarantor will, forthwith upon demand by a Beneficiary, cause such Obligation to be performed or, if specified by a Beneficiary, provide sufficient funds, in such amount and manner as such Beneficiary shall in good faith determine, for the prompt, full and faithful performance of such Obligation by such Beneficiary or such other Person as such Beneficiary shall designate.

     (d) If either Borrower or Guarantor fails to pay or perform any Obligation as described in the immediately preceding subsections (a), (b), or (c) Guarantor will incur the additional obligation to pay to Beneficiaries, and Guarantor will forthwith upon demand by a Beneficiary pay to such Beneficiary, the amount of any and all expenses, including fees and disbursements of such Beneficiary's counsel and of any experts or agents retained by such Beneficiary, which such Beneficiary may incur as a result of such failure.

     (e) As between Guarantor and Beneficiaries, this Guaranty shall be considered a primary and liquidated liability of Guarantor.

     Section 3.  Unconditional Guaranty.

     (a) No action which any Beneficiary may take or omit to take in connection with any of the Obligation Documents, any of the Obligations (or any other indebtedness owing by Borrower to any Beneficiary), or any Security, and no course of dealing of any Beneficiary with any Obligor or any other Person, shall release or diminish Guarantor's obligations, liabilities, agreements or duties hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against any Beneficiary, regardless of whether any such action or inaction may increase any risks to or liabilities of any Beneficiary or any Obligor or increase any risk to or diminish any safeguard of any Security. Without limiting the foregoing, Guarantor hereby expressly agrees that Beneficiaries may, from time to time, without notice to or the consent of Guarantor, do any or all of the following:

          (i) Amend, change or modify, in whole or in part, any one or more of the Obligation Documents and give or refuse to give any waivers or other indulgences with respect thereto.

          (ii) Neglect, delay, fail, or refuse to take or prosecute any action for the collection or enforcement of any of the Obligations, to foreclose or take or prosecute any action in connection with any Security or Obligation Document, to bring suit against any Obligor or any other Person, or to take any other action concerning the Obligations or the Obligation Documents.

          (iii) Accelerate, change, rearrange, extend, or renew the time, rate, terms, or manner for payment or performance of any one or more of the Obligations (whether for principal, interest, fees, expenses, indemnifications, affirmative or negative covenants, or otherwise).

          (iv)  Compromise or settle any unpaid or unperformed
     Obligation or any other obligation or amount due or owing, or claimed to be due or owing, under any one or more of the Obligation Documents.

          (v) Take, exchange, amend, eliminate, surrender, release, or subordinate any or all Security for any or all of the Obligations, accept additional or substituted
     Security therefor, and perfect or fail to perfect a Beneficiary's rights in any or all Security.

          (vi)  Discharge, release, substitute or add Obligors.

          (vii) Apply all monies received from Obligors or others, or from any Security for any of the Obligations, as Beneficiaries may determine to be in their best interest, without in any way being required to marshall Security or assets or to apply all or any part of such monies upon any particular Obligations.

     (b) No action or inaction of any Obligor or any other Person, and no change of law or circumstances, shall release or diminish Guarantor's obligations, liabilities, agreements, or duties hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against any Beneficiary. Without limiting the foregoing, the obligations, liabilities, agreements, and duties of Guarantor under this Guaranty shall not be released, diminished, impaired, reduced, or affected by the occurrence of any or all of the following from time to time, even if occurring without notice to or without the consent of Guarantor:

          (i) Any voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement, or composition of any Obligor or any other proceedings involving any Obligor or any of the assets of any Obligor under laws for the protection of debtors, or any discharge, impairment, modification, release, or limitation of the liability of, or stay of actions or lien enforcement proceedings against, any Obligor, any properties of any Obligor, or the estate in bankruptcy of any Obligor in the course of or resulting from any such proceedings.

          (ii) The failure by any Beneficiary to file or enforce a claim in any proceeding described in the immediately preceding subsection (i) or to take any other action in any proceeding to which any Obligor is a party.

          (iii) The release by operation of law of any Obligor from any of the Obligations or any other obligations to any Beneficiary.

          (iv) The invalidity, deficiency, illegality, or unenforceability of any of the Obligations or the Obligation Documents, in whole or in part, any bar by any statute of limitations or other law of recovery on any of the Obligations, or any defense or excuse for failure to perform on account of force majeure, act of God, casualty, impossibility, impracticability, or other defense or excuse whatsoever.

          (v) The failure of any Obligor or any other Person to sign any guaranty or other instrument or agreement within the contemplation of any Obligor or any Beneficiary.

          (vi) The fact that Guarantor may have incurred directly part of the Obligations or is otherwise primarily liable therefor.

          (vii) Without limiting any of the foregoing, any fact or event (whether or not similar to any of the foregoing) which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release of or defense to a guarantor or surety other than the actual payment and performance by Guarantor under this Guaranty.

     (c) Each Beneficiary may invoke the benefits of this Guaranty before pursuing any remedies against any Obligor or any other Person and before proceeding against any Security now or hereafter existing for the payment or performance of any of the Obligations. Each Beneficiary may maintain an action against Guarantor on this Guaranty without joining any other Obligor therein and without bringing a separate action against any other Obligor.

     (d) If any payment to any Beneficiary by any Obligor is held to constitute a preference or a voidable transfer under applicable state or federal laws, or if for any other reason any Beneficiary is required to refund such payment to the payor thereof or to pay the amount thereof to any other Person, such payment to such Beneficiary shall not constitute a release of Guarantor from any liability hereunder, and Guarantor agrees to pay such amount to such Beneficiary on demand and agrees and acknowledges that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments. Any transfer by subrogation which is made as contemplated in Section 6 prior to any such payment or payments shall (regardless of the terms of such transfer) be automatically voided upon the making of any such payment or payments, and all rights so transferred shall thereupon revert to and be vested in Beneficiaries.

     (e) This is a continuing guaranty and shall apply to and cover all Obligations and renewals and extensions thereof and substitutions therefor from time to time.

     Section 4. Waiver. Guarantor hereby waives, with respect to the Obligations, this Guaranty, and the other Obligation
Documents:

     (a) notice of the incurrence of any Obligation by Borrower, and notice of any kind concerning the assets, liabilities, financial condition, creditworthiness, businesses, prospects, or other affairs of Borrower (it being understood and agreed that:
(i) Guarantor shall take full responsibility for informing itself of such matters, (ii) no Beneficiary shall have responsibility of any kind to inform Guarantor of such matters, and (iii) each Beneficiary is hereby authorized to assume that Guarantor, by virtue of its relationships with Borrower which are independent of this Guaranty, has full and complete knowledge of such matters at each time when any Beneficiary extends credit to Borrower or takes any other action which may change or increase Guarantor's liabilities or losses hereunder).

     (b)  notice that any Beneficiary, any Obligor, or any other
Person has taken or omitted to take any action under any Obligation Document or any other agreement or instrument relating thereto or relating to any Obligation.

     (c) any benefits Borrower, Guarantor or any other Obligor may otherwise derive from Union Bank v. Gradsky or subsequent cases or Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any comparable provisions of the laws of any other jurisdiction.

     (d) demand, presentment for payment, and notice of demand, dishonor, nonpayment, or nonperformance.

     (e) notice of intention to accelerate, notice of acceleration, protest, notice of protest, notice of any exercise of remedies (as described in the following Section 5 or otherwise), and all other notices of any kind whatsoever.

     (f) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, including by reason of Sections 2809, 2810, 2819, 2839, 2845, 2850, 2899, 3275 and 3433 of the California Civil
Code, any future judicial decisions or of any comparable provisions of the laws of any other jurisdiction.

     (g) all rights and defenses arising out of an election of remedies by a Beneficiary, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for an Obligation, has destroyed Guarantor's right of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

     Section 5. Exercise of Remedies. Each Beneficiary shall have the right to enforce, from time to time, in any order and at such Beneficiary's sole discretion, any rights, powers and remedies which such Beneficiary may have under the Obligation Documents or otherwise, including judicial foreclosure, the exercise of rights of power of sale, the taking of a deed or assignment in lieu of foreclosure, the appointment of a receiver to collect rents, issues and profits, the exercise of remedies against personal property, or the enforcement of any assignment of leases, rentals, oil or gas production, or other properties or rights, whether real or personal, tangible or intangible; and Guarantor shall be liable to such Beneficiary hereunder for any deficiency resulting from the exercise by such Beneficiary of any such right or remedy even though any rights which Guarantor may have against Borrower or others may be destroyed or diminished by exercise of any such right or remedy. No failure on the part of any Beneficiary to exercise, and no delay in exercising, any right hereunder or under any other Obligation Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights, powers and remedies of each Beneficiary provided herein and in the other Obligation Documents are cumulative and are in addition to, and not exclusive of, any other rights, powers or remedies provided by law or in equity. The rights of each Beneficiary hereunder are not conditional or contingent on any attempt by any Beneficiary to exercise any of its rights under any other Obligation Document against any Obligor or any other Person.

     Section 6. Limited Subrogation. Until all of the Obligations have been paid and performed in full Guarantor shall have no right to exercise any right of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which it may now or hereafter have against or to any Obligor or any Security in connection with this Guaranty, and Guarantor hereby waives any rights to enforce any remedy which Guarantor may have against Borrower and any right to participate in any Security until such time. If any amount shall be paid to Guarantor on account of any such subrogation or other rights, any such other remedy, or any Security at any time when all of the Obligations and all other expenses guaranteed pursuant hereto shall not have been paid in full, such amount shall be held in trust for the benefit of Beneficiaries, shall be segregated from the other funds of Guarantor and shall forthwith be paid over to Beneficiaries to be held by Beneficiaries as collateral for, or then or at any time thereafter applied in whole or in part by Beneficiaries against, all or any portion of the Obligations, whether matured or unmatured, in such order as Beneficiaries shall elect. If Guarantor shall make payment to any Beneficiary of all or any portion of the Obligations and if all of the Obligations shall be finally paid in full, such Beneficiary will, at Guarantor's request and expense, execute and deliver to Guarantor (without recourse, representation or warranty) appropriate documents necessary to evidence the transfer by subrogation to Guarantor of an interest in the Obligations resulting from such payment by Guarantor; provided that such transfer shall be subject to Section 3(d) above and that without the consent of Beneficiaries (which Beneficiaries may withhold in their discretion) Guarantor shall not have the right to be subrogated to any claim or right against any Obligor which has become owned by any Beneficiary, whose ownership has otherwise changed in the course of enforcement of the Obligation Documents, or which any Beneficiary otherwise has released or wishes to release from its Obligations.

     Section 7. Successors and Assigns. Guarantor's rights or obligations hereunder may not be assigned or delegated, but this Guaranty and such obligations shall pass to and be fully binding upon the successors of Guarantor, as well as Guarantor. This Guaranty shall apply to and inure to the benefit of each Beneficiary and its successors or assigns. Without limiting the generality of the immediately preceding sentence, each Beneficiary may assign, grant a participation in, or otherwise transfer any Obligation held by it or any portion thereof, and each Beneficiary may assign or otherwise transfer its rights or any portion thereof under any Obligation Document, to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to such Beneficiary hereunder unless otherwise expressly provided by such Beneficiary in connection with such assignment or transfer.

     Section 8. Subordination. Guarantor hereby subordinates and makes inferior to the Obligations any and all indebtedness now or at any time hereafter owed by Borrower to Guarantor. Guarantor agrees that after the occurrence of any Default or Event of Default it will neither permit Borrower to repay such indebtedness or any part thereof nor accept payment from Borrower of such indebtedness or any part thereof without the prior written consent of Beneficiaries. If Guarantor receives any such payment without the prior written consent of Beneficiaries, the amount so paid shall be held in trust for the benefit of Beneficiaries, shall be segregated from the other funds of Guarantor, and shall forthwith be paid over to Beneficiaries to be held by Beneficiaries as collateral for, or then or at any time thereafter applied in whole or in part by Beneficiaries against, all or any portions of the Obligations, whether matured or unmatured, in such order as Beneficiaries shall elect.

     Section 9. Representations and Warranties. Guarantor hereby represents and warrants to each Beneficiary as follows:

     (a) The Recitals at the beginning of this Guaranty are true and correct in all respects.
     (b) The direct or indirect value of the consideration received and to be received by Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of Guarantor hereunder, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit Guarantor, directly or indirectly.

     (c) Guarantor is not "insolvent" on the date hereof (that is, the sum of Guarantor's absolute and contingent liabilities, including the Obligations, does not exceed the fair market value of Guarantor's assets). Guarantor's capital is adequate for the businesses in which Guarantor is engaged and intends to be engaged. Guarantor has not incurred (whether hereby or otherwise), nor does Guarantor intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

     (d) All balance sheets, earning statements, financial data and other information concerning Guarantor which have been furnished to Beneficiaries to induce them to accept this Guaranty (or otherwise furnished to Beneficiaries in connection with the transactions contemplated hereby or associated herewith) fairly represent the financial condition of Guarantor as of the dates and the results of Guarantor's operations for the periods for which the same are furnished. None of such balance sheets, earnings and cash flow statements, financial data and other information contains any untrue statement of a material fact or omits to state any material fact which is necessary to make any statements contained therein not misleading.

     Section 10. No Oral Change. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantor and each Beneficiary, and no waiver of any provision of this Guaranty, and no consent to any departure by Guarantor therefrom, shall be effective unless it is in writing and signed by each Beneficiary, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 11. Invalidity of Particular Provisions. If any term or provision of this Guaranty shall be determined to be illegal or unenforceable all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

     Section 12. Headings and References. The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof. The words "this Guaranty," "this instrument," "herein," "hereof," "hereby" and words of similar import refer to this Guaranty as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the subdivisions hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     Section 13. Term. This Guaranty shall be irrevocable until all of the Obligations have been completely and finally paid and performed, TCW has no obligation to make any loans or other advances to Borrower, and all obligations and undertakings of Borrower under, by reason of, or pursuant to the Obligation Documents have been completely performed, and this Guaranty is thereafter subject to reinstatement as provided in Section 3(d). All extensions of credit and financial accommodations heretofore or hereafter made by any Beneficiary to Borrower shall be conclusively presumed to have been made in acceptance hereof and in reliance hereon.

     Section 14. Notices. Any notice or communication required or permitted hereunder shall be given as provided in the Credit
Agreement.

     Section 15.  Loan Document.  This Guaranty is a Transaction
Document, as defined in the Credit Agreement, and is subject to the provisions of the Credit Agreement governing Transaction
Documents.

     Section 16. Counterparts. This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed to constitute one and the same Guaranty.

     SECTION 17.  GOVERNING LAW.  THIS GUARANTY IS TO BE
PERFORMED IN THE STATE OF CALIFORNIA AND SHALL BE GOVERNED BY AND
CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF SUCH STATE
WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.


                              INLAND RESOURCES INC.



                              By: _______________________________
                                  Kyle Miller
                                  President




                            S:\CLIENT-I\09004\380\EXHIBITS\100069